Exhibit 23.1

Deloitte Haskins & Sells LLP	Chartered Accountants Prestige Trade Tower, Level 19
46, Palace Road, High Grounds Bengaluru-560 001
Karnataka, India

Tel: +9180 6188 6000
Fax: +91 80 6188 6011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 22, 2024, relating to the financial statements of Wipro Limited and the effectiveness of Wipro Limited’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Wipro Limited for the year ended March 31, 2024.

/s/ Deloitte Haskins & Sells LLP

Bengaluru, India

May 13, 2025

Regd. Office: One International Center, Tower 3, 31st floor, Senapati Bapat Marg, Elphinstone Road (West), Mumbai-400 013, Maharashtra, India.

Deloitte Haskins & Sells LLP is registered with Limited Liability having LLP identification No: AAB-8737